Exhibit 10.18

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

UNDER THE STANDARD PREMIUM FINANCE HOLDINGS, INC.

2019 EQUITY INCENTIVE PLAN

This Award Agreement (this “Agreement”), dated as of February 11, 2026 (the “Date of Grant”), is made by and between Standard Premium Finance Holdings, Inc., a Florida corporation (the “Company”), and William Koppelmann (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Standard Premium Finance Holdings, Inc. 2019 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1.    Grant of PSUs.

(a)    The Company hereby grants to the Participant Twenty-Five Thousand (25,000) performance-based restricted stock units under the Plan, the vesting with respect to 70% of the units is subject to the performance criteria set forth on Exhibit A hereto (the “First Tranche PSUs”) and with respect to 30% of the units is subject to the performance criteria set forth on Exhibit B hereto (the “Second Tranche PSUs”), and all which shall be subject to all of the terms and conditions of this Agreement and the Plan. The First Tranche PSUs and the Second Tranche PSUs shall collectively be referred to in this Agreement as the “PSUs”.

(b)    Additional performance-based restricted stock units may become issuable to the Participant under the Plan as set forth in Section 3(a). If and when any such additional units become issuable, such additional units shall be subject to all of the terms and conditions of the Plan and this Agreement as First Tranche PSUs or Second Tranche PSUs, as applicable.

2.    Restrictions. The PSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any shares of Stock issuable with respect to the PSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until such shares of Stock have been issued to the Participant upon vesting of the PSUs in accordance with the terms of the Plan and this Agreement. Unless the Administrator determines otherwise, upon any attempt to transfer PSUs or any rights in respect of PSUs before the lapse of such restrictions, such PSUs, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

3.    Vesting.

(a)    General. Vesting of the PSUs is subject to the satisfaction of both the Performance Criteria and the Service Condition (each as defined below). Subject to the provisions set forth below, the First Tranche PSUs may vest on March 31, 2027 (the “First Vesting Date”), and the Second Tranche PSUs may vest on  March 31, 2027 (the “Second Vesting Date”, and together with the First Vesting Date and any other date on which PSUs may vest pursuant to this Section 3, a “Vesting Date”), with the exact percentage that vest to be determined by the degree to which the Company’s performance results meet the performance criteria set forth on Exhibit A and Exhibit B hereto, respectively (the “Performance Criteria”). Following the completion of the performance periods on December 31, 2026 (the “Measurement Date”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine the Company’s performance results relative to the applicable Performance Criteria. If the Company’s performance results are less than 100% on the scale set forth in the applicable Performance Criteria, any First Tranche PSUs or Second Tranche PSUs which are not earned shall forfeit and be deemed no longer to be outstanding for purposes of this Agreement effective as of the Measurement Date. If the Company’s performance results exceed 100% on the scale set forth in the applicable Performance Criteria, any additional performance-based restricted stock units earned in excess of 100% (the “Additional PSUs”) shall be issued automatically under the Plan, become First Tranche PSUs or Second Tranche PSUs, as applicable, and be deemed to be outstanding for purposes of this Agreement effective as of the Measurement Date. Except as otherwise specifically set forth herein, vesting of the PSUs on any Vesting Date is subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates (or a successor to any of them) from the Date of Grant to such Vesting Date (the “Service Condition”).

(b)    Change in Control.

(i)    Upon the occurrence of a Change in Control, if the PSUs outstanding effective immediately prior to such Change in Control are not assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to the PSUs outstanding effective immediately prior to the Change in Control, then all such PSUs shall vest and be settled upon the consummation of the Change in Control.

(ii)    Upon the consummation of a Change in Control in which the PSUs outstanding effective immediately prior to such Change in Control are assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to the PSUs outstanding effective immediately prior to the Change in Control, such PSUs shall continue to vest subject to the Service Condition, and the Performance Criteria shall no longer apply if such Change in Control occurs prior to the Measurement Date (and for the avoidance of doubt, no Additional PSUs shall be issued or issuable under this Agreement in the event that a Change in Control occurs prior to the Measurement Date).

(iii)   Notwithstanding anything in this Section 3(b) to the contrary, in the event that the Participant’s employment with the Company, a Subsidiary, or an Affiliate (or a successor to any of them) is terminated within eighteen (18) months following a Change in Control by the Company (or such other entity) without Cause or by the Participant for Good Reason (as defined in the Employment Agreement by and between the Company and the Participant dated as of March 31, 2025), then any PSUs outstanding effective upon the date of such termination shall vest effective upon such termination and be settled within 30 days following such termination.

(c)    Termination of Employment. Except as otherwise provided in this Section 3(c) and Section 3(b)(iii), upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, all unvested PSUs outstanding effective as of the date of such termination shall automatically and without notice terminate and be forfeited and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such PSUs. In the event that the Participant’s employment with the Company, a Subsidiary, or an Affiliate is terminated by the Company (or such other entity) without Cause, by the Participant for Good Reason, or on account of the Participant’s death or Disability, a Pro Rata Percentage (as hereinafter defined) of the PSUs outstanding effective as of the date of such termination of employment shall remain outstanding following such termination and shall be eligible to vest subject to the achievement of the Performance Criteria as if the Service Condition shall have been met as of the applicable Vesting Date. For purposes of this Section 3(c), “Pro Rata Percentage” means:

(A)     with respect to the First Tranche PSUs, 33 1/3% if a termination described in Section 3(c) occurs on or prior to June 30, 2026; 66 2/3% if such termination occurs after September 30, 2026 but on or prior to December 31, 2026; and 100% if such termination occurs after December 31, 2026; and

(B)      with respect to the Second Tranche PSUs, 33 1/3% if a termination described in Section 3(c) occurs on or prior to June 30, 2026; 66 2/3% if such termination occurs after September 30, 2026 but on or prior to December 31, 2026; and 100% if such termination occurs after December 31, 2026.

Notwithstanding the foregoing, in the event of a Change in Control following a termination event described in this Section 3(c), the Pro Rata Percentage of the PSUs that would have vested under Section 3(b) above had the Participant met the Service Condition as of the Change in Control (regardless of whether the PSUs are assumed, continued or substituted in the Change in Control) shall vest and be settled as of the date of the Change in Control.

4.     Settlement of Restricted Stock Units. As soon as practicable following each Vesting Date (but in no event later than 30 days following the Vesting Date or such earlier time specified in Section 3(b) or Section 3(c)), the Company shall issue to the Participant the number of shares of Common Stock equal to the aggregate number of PSUs that have vested pursuant to this Agreement on such date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares shall vest or be issuable under this Agreement, and any such fractional shares shall be rounded down to the next whole share; provided, that the Administrator may, in its sole discretion, provide a cash payment in lieu of any such fractional share.

2

5.    Rights as a Stockholder. The Participant shall have no voting rights with respect to PSUs outstanding on any applicable record date. Any ordinary or extraordinary cash or stock dividend that may be declared and paid on the Common Stock with a record date on or after the Date of Grant and prior to the settlement date of PSUs shall be deposited (in the same form as was payable to the holders of Common Stock) in an account and be paid upon, and subject to, the vesting and settlement of the PSUs (provided that dividend equivalents shall accrue for any Additional PSUs earned pursuant to Section 3(a) as if such Additional PSUs were issued as of the Date of Grant). For the avoidance of doubt, the Participant shall not be entitled to payment of dividends or dividend equivalents with respect to a PSU unless and until the vesting and settlement of such PSU in accordance with this Agreement, and all such dividends or dividend equivalents with respect to any PSU shall forfeit upon the forfeiture of such the PSU.

6.    Adjustments. Pursuant to Section 16 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the Performance Criteria and to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding PSUs.

7.    Certain Changes. The Administrator may accelerate the vesting dates or otherwise adjust any of the terms of the PSUs; provided that, subject to Section 16 of the Plan and Section 21 of this Agreement, no action under this Section shall adversely affect the Participant’s rights hereunder.

8.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company:

General Counsel
Joel Bernstein

2666 Tigertail Ave.,

Suite 104

Miami, FL 33133

with a copy which shall not constitute notice to:

Chairman of the Board
c/o Standard Premium Finance Holdings, Inc.
13590 SW 134 Ave

Suite 214

Miami, FL 33186

and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the PSUs, this Agreement or current or future participation in the Plan by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website).

9.    Taxes. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the award and vesting of PSUs.

3

10.    Withholding. Delivery of shares of Stock is conditioned upon Participant’s making arrangements satisfactory to the Administrator regarding payment of income and employment tax withholding requirements as set forth in Section 24 of the Plan; provided, however, that the Participant may elect, without the consent of the Company, to have the Company withhold from delivery of shares of Stock issuable upon the settlement of the RSUs such number of shares of Stock having a Fair Market Value not exceeding the applicable taxes to be withheld and applied to the tax obligations of the Participant as determined by the Company. In making its determination, the Company may calculate such amount by taking into account applicable withholding rates not exceeding the maximum individual statutory tax rates in the Participant’s applicable jurisdictions.

11.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida without regard to its principles of conflict of laws.

13.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the PSUs and this Agreement shall be subject to all terms and conditions of the Plan.

14.    Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.

15.    Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 21 shall expressly survive the vesting and/or forfeiture of the PSUs and any expiration or termination of this Agreement.

16.    Compliance with Stock Ownership and Retention Guidelines. The Participant hereby agrees to comply with the Company’s Stock Ownership and Retention Guidelines (as amended from time to time, the “Guidelines”), to the extent such Guidelines are applicable, or become applicable, to the Participant. The Participant further acknowledges that, if the Participant is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant’s annual bonus in the form of vested or unvested Common Stock.

17.    Agreement Not a Contract for Services. Neither the Plan, the granting of the PSUs, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

18.    Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement (including, without limitation, the authority to determine whether, and the extent to which, any Performance Criteria have been achieved). Pursuant to the terms of the Plan, the Administrator shall also have full authority to make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

19.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.

4

20.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the PSUs subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.    By the Participant’s electronically accepting the award of the PSUs using an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website), the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of the award of the PSUs shall have the same validity and effect as a signature affixed to this Agreement by the Participant’s hand.

21.    Clawback. Notwithstanding anything herein to the contrary, this award (and any shares of Stock delivered to the Participant upon settlement thereof) shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time (the “Clawback Policy”); (ii) to the extent that Participant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.

22.    Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the PSUs are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or an accompanying election form executed by the Participant, if (i) on the date of the Participant’s Separation from Service with the Company the Participant is a “specified employee” (as such term is defined under Section 1.409A-1(i) of the Treasury Regulations promulgated under Section 409A of the Code) of the Company and (ii) any payments to be provided to the Participant pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code, or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Participant’s separation from service from the Company, or if earlier, his or her death. Any payments delayed pursuant to this paragraph shall be made in a lump sum on the first day of the seventh month following the Participant’s separation from service, or if earlier, the Participant’s death. Each payment upon settlement of PSUs (and any related dividend or related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Participant’s termination of employment, then such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Participant only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code.

[Signature page to follow.]

5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

STANDARD PREMIUM FINANCE HOLDINGS, INC.

By:	/s/ Carl Christian Hoechner
Name:	Carl Christian Hoechner
Title:	Chairman of the Compensation Committee

PARTICIPANT

/s/ William Koppelmann

6

EXHIBIT A

Mergers & Acquisitions*

Vesting of the First Tranche PSUs (plus any Additional PSUs that become issuable pursuant to Section 3(a) of the Agreement) will be measured based on the aggregate pro forma annual revenues of merger and acquisition transactions for which definitive agreements have been executed during the performance period, regardless of whether such transactions are fully integrated or implemented within the period.

Goal	% of Target First Tranche PSU Vesting
$20 million in aggregate pro forma annual revenues from contractually executed M&A transactions	100%
$10 million in aggregate pro forma annual revenues from contractually executed M&A transactions	80%
$5 million in aggregate pro forma annual revenues from contractually executed M&A transactions	65%
$2 million in aggregate pro forma annual revenues from contractually executed M&A transactions	40%

*	Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in Section 6 and Section 18 of the Agreement.

Notwithstanding this Exhibit, and subject to Section 16 of the Plan and Section 6 of this Agreement, the aggregate number of Additional PSUs issuable pursuant to this Agreement shall be reduced to the extent issuance of such Additional PSUs would cause the aggregate number of restricted stock units issued pursuant to this Agreement and the RSU Agreement to exceed 300,000 restricted stock units.

7

EXHIBIT B

Listing on NASDAQ*

Vesting of the Second Tranche PSUs (plus any Additional PSUs that become issuable pursuant to Section 3(a) of the Agreement) will be dependent upon the Company’s listing on the NASDAQ.

Percentage of Second Tranche PSU Vesting	Performance
Vest 100%	Listed
No vesting	Unlisted (Threshold)

*	Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in Section 6 and Section 18 of the Agreement.

Notwithstanding this Exhibit, and subject to Section 16 of the Plan and Section 6 of this Agreement, the aggregate number of Additional PSUs issuable pursuant to this Agreement shall be reduced to the extent issuance of such Additional PSUs would cause the aggregate number of restricted stock units issued pursuant to this Agreement and the RSU Agreement to exceed 300,000 restricted stock units.

8